Exhibit 99.1

CYS Investments, Inc. Announces Retirement of Frances R. Spark as Chief Financial Officer and Hiring of Jack DeCicco as Successor

NEW YORK—(BUSINESS WIRE)—On February 18, 2016, CYS Investments, Inc. (the “Company”) announced that Frances R. Spark, the Company’s Chief Financial Officer and Treasurer, will retire from her positions with the Company, effective as of the close of business on May 31, 2016. Ms. Spark will continue her employment with the Company through February 28, 2017 to transition her duties and responsibilities and assist with various strategic projects.

Ms. Spark, 57, has served as the Company’s Chief Financial Officer (“CFO”) and Treasurer since August 2009. From February 2006 until September 2009, Ms. Spark served as a member of the Company’s Board of Directors (the “Board”) and from March 2007 until September 2009, Ms. Spark served as Chair of the Company’s Audit Committee.

Mr. Grant, the Company’s Founder, Chief Executive Officer, Chief Investment Officer and President noted, “CYS has experienced a lot of success and growth since its inception in early 2006. Frances has been an integral part of that success and a member of the team from its beginning. Frances served as a strong leader on our Board during the Company’s early years. After we completed our Initial Public Offering, she successfully made the transition to become a key member of our executive management team.” Mr. Grant added, “I, Frances’ fellow executive officers, the Board, and the entire team at CYS express our heartfelt appreciation for all of her efforts to build and maintain a successful, well-managed business with a unique and engaging work environment.” Mr. Grant concluded, “We are very pleased that Frances will actively assist with a thoughtful and smooth transition of the CFO and Treasurer roles to Jack, and will continue to be a part of the CYS team through the end of February 2017, which will allow us to continue to tap into her expertise, institutional history, and knowledge of the Company. We wish Frances the very best in the years ahead, and she will be missed.”

The Company also announced that Jack DeCicco will join the Company on March 7, 2016, and will become the Company’s Chief Financial Officer and Treasurer, effective as of June 1, 2016. Since May 2013, Mr. DeCicco, 40, has served as the Chief Financial Officer of Annaly Commercial Real Estate Group, Inc., the commercial real estate business of Annaly Capital Management, Inc. (“Annaly”), which was previously CreXus Investment Corp. (“CreXus”), where Mr. DeCicco was appointed as Chief Financial Officer in April 2013. He was most recently appointed to serve as Chief Accounting Officer of Annaly effective December 2015. In addition, Mr. DeCicco served as the Chief Financial Officer and Secretary of Annaly’s wholly-owned captive insurance company since its inception in January 2014. From March 2012 until April 2013, Mr. DeCicco served as the Chief Accounting Officer of CreXus and Chimera Investment Corporation. From September 2002 to March 2012, Mr. DeCicco served in various roles of increasing responsibility within Ernst & Young LLP’s New York office Assurance practice. Most recently at Ernst & Young LLP, Mr. DeCicco was a Senior Manager where he served in a dual capacity role as both a financial statement auditor, serving publicly traded companies (primarily mortgage REITs) and private companies, and as the technical accounting subject matter resident in Ernst & Young LLP’s Global Real Estate Center. Mr. DeCicco is a Certified Public Accountant and holds a B.S. degree from The Pennsylvania State University.

Mr. Grant noted, “Jack brings impressive financial experience to the position of CFO, as well as excellent knowledge of the mortgage-REIT space. We welcome Jack as a valuable addition to the CYS team, and we look forward to benefitting from Jack’s extensive skills and talent in this new position as a key member of the executive team and leader of the Company’s finance team going forward.”

About CYS Investments, Inc.

CYS Investments, Inc. is a specialty finance company that invests on a leveraged basis primarily in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. The Company has elected to be taxed as a real estate investment trust for federal income tax purposes.

Contacts

CYS Investments, Inc.

Richard E. Cleary, (617) 639-0440

Chief Operating Officer